Exhibit 99.1

Daseke Confirms Expiration of Warrants

Addison, Texas – March 1, 2022 – Daseke, Inc. (NASDAQ: DSKE) (“Daseke” or the “Company”), the largest flatbed, specialized transportation and logistics solutions company in North America, confirmed today that the common stock warrants (“the warrants”) that were originally issued in 2015 in connection with its initial public offering, have expired in accordance with their terms, as of Sunday, February 27, 2022, and are no longer exercisable. NASDAQ suspended trading in the warrants on February 24, 2022, so that all outstanding trades could be settled by the expiration date. The Company had issued a total of 35,040,664 warrants. Each warrant entitled the holder to purchase one-half of one share of common stock at $5.75 per half share (or $11.50 per whole share of common stock).

Prior to the expiration date, 1,635,314 warrants were submitted for exercise, resulting in $9,403,055.50 in proceeds to the Company and 817,657 of new shares issued to the former warrant holders.

Holders of the expired warrants with questions should contact their broker or custodian through which they held the securities. Brokers and custodians may contact the warrant agent, Continental Stock Transfer & Trust Company, with any questions.

About Daseke, Inc.

Daseke, Inc. is the premier North American transportation solutions specialist dedicated to servicing challenging industrial end-markets. Daseke offers comprehensive, best-in-class services to a diversified portfolio of many of North America’s most respected industrial shippers. For more information, please visit www.daseke.com

Investor Relations:

Alpha IR Group

Joseph Caminiti or Chris Hodges

312-445-2870

DSKE@alpha-ir.com